WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                                                    Exhibit 27.1


                 CONSENT OF INDEPENDENT AUDITORS






To the Board of Directors
PSB Bancorp, Inc. and Subsidiaries

     We consent to the inclusion herein of our report dated March 17, 2000, which is as of December 31, 1999, relating to the balance sheets of PSB Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related statements of operations, changes in shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Form 10-KSB/A of PSB Bancorp, Inc. and Subsidiaries. We also consent to the reference included herein to our firm under the heading "Experts."

                              Stockton Bates, LLP

                              Certified Public Accountants


Philadelphia, Pennsylvania
April 17, 2000



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